UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2019

EMERALD BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-55136	45-0692882
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 North Marina Drive, Long Beach, CA 90803
(Address of principal executive offices)

(949) 396-0330
(Registrant’s telephone number, including area code)

Nemus Bioscience, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 24, 2019, Emerald Bioscience, Inc. (the “Company”) entered into two separate Restated and Amended License Agreements (the “License Agreements”) with the University of Mississippi, School of Pharmacy (“UM”), pursuant to which UM granted the Company an exclusive, perpetual license, including, with the prior written consent of UM, the right to sublicense, to intellectual property related to UM 5050 and UM 8930 for all fields of use.

The License Agreements contain certain milestone payments, royalty and sublicensing fees payable by the Company, as defined therein. Each License Agreement provides for an annual maintenance fee of $75,000 payable on the anniversary of the effective date. The upfront payment for UM 5050 is $100,000 and the upfront payment for UM 8930 is $200,000. Additionally, there is also a $200,000 fee due within 30 days upon receipt of the first United States Patent and Trademark Office Notice of Allowance for UM 8930. The milestone payments payable for each license are as follows:

(i)	$100,000 paid within 30 days following the submission of the first Investigational New Drug Application to the Food and Drug Administration or an equivalent application to a regulatory agency anywhere in the world, for a product;

(ii)	$200,000 paid within 30 days following the first submission of a New Drug Application (“NDA”), or an equivalent application to a regulatory agency anywhere in the world, for each product that is administered in a different route of administration from that of the early submitted product(s); and

(iii)	$400,000 paid within 30 days following the approval of a NDA, or an equivalent application to a regulatory agency anywhere in the world, for each product that is administered in a different route of administration from that of the early approved product(s).

The royalty percentage due on net sales under each License Agreement is in the mid-single digits. The Company must also pay to UM a portion of all licensing fees received from any sublicensees, subject to a minimum royalty on net sales, and the Company is required to reimburse patent costs incurred by UM related to the licensed products. The royalty obligations apply by country and by licensed product, and end upon the later of the date that no valid claim of a licensed patent covers a licensed product in a given country, or 10 years after the first commercial sale of such licensed product in such country.

Each License Agreement continues, unless terminated, until the later of the expiration of the last to expire of the patents or patent applications within the licensed technology or the expiration of our payment obligations under the License Agreement. UM may terminate each License Agreements, by giving written notice of termination, upon the Company’s material breach of the License Agreement, including failure to make payments or satisfy covenants, representations or warranties without cure, noncompliance, a bankruptcy event, the Company’s dissolution or cessation of operations, the Company’s failure to make reasonable efforts to commercialize at least one product or failure to keep at least one product on the market after the first commercial sale for a continuous period of one year, other than for reasons outside the Company’s control, or the Company’s failure to meet certain pre-established development milestones. The Company may terminate each License Agreement upon 60 days’ written notice to UM.

The foregoing description of the License Agreements is not complete and is qualified in its entirety by reference to the text of the License Agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 29, 2019, the Company issued a press release announcing the Agreements. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1*	Restated and Amended License Agreement, dated as of May 24, 2019 by and between the Company and UM.
10.2*	Restated and Amended License Agreement, dated as of May 24, 2019 by and between the Company and UM.
99.1	Press Release dated May 29, 2019.

___________

* Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets ("[****]") because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD BIOSCIENCE, INC.

Dated: May 29, 2019	By:	/s/ Dr. Brian Murphy
Dr. Brian Murphy
Chief Executive Officer

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